Exhibit 8.1

Privileged and Confidential	2001 M Street, NW Suite 600 Washington, DC 20036 +1 202 682 7000 tel +1 202 857 0940 fax

September 9, 2021

Austerlitz Acquisition Corporation I

1701 Village Center Circle

Las Vegas, NV 89134

Ladies and Gentlemen:

We have acted as tax counsel to Austerlitz Acquisition Corporation I, an exempted company incorporated under the laws of the Cayman Islands (“AAC”), in connection with the preparation of the Registration Statement (File No. 333-257367) on Form S-4 originally filed on June 24, 2021, with the Securities and Exchange Commission (the “Commission”) and the related proxy statement/prospectus forming a part thereof, each as amended or supplemented through the date hereof (the “Registration Statement”) with respect to the transactions contemplated by the Business Combination Agreement, dated as of May 10, 2021 (the “Business Combination Agreement”), by and among AAC, Wave Merger Sub Limited, an exempted company limited by shares incorporated in Bermuda and a direct, wholly owned subsidiary of AAC (“Merger Sub”), and Wynn Interactive Ltd., an exempted company limited by shares incorporated in Bermuda (the “Company”). Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Business Combination Agreement or the Registration Statement.

In connection with this opinion, we have examined the Business Combination Agreement, the Registration Statement, the representation letter of AAC delivered to us for purposes of this opinion (the “Representation Letter”) and such other documents as we have deemed necessary or advisable for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. In rendering our opinion, we have assumed, without any independent investigation or examination thereof, that (i) the Domestication will be consummated in the manner described in the Business Combination Agreement and the Registration Statement, (ii) the statements concerning the Domestication set forth in the Business Combination Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the time the Domestication is effective, (iii) any representations made in the Representation Letter are true, complete and correct and will remain true, complete and correct at all times up to and including the time the Domestication is effective and (iv) any representations made in the Representation Letter subject to qualification relating to the knowledge, belief, expectation or intent of any party are true, complete and correct and will remain true, complete and correct at all times up to and including the time the Domestication is effective, in each case, without such qualification. We have also assumed that the parties to the Business Combination Agreement (other than AAC) have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the Business Combination Agreement. Further, we have assumed that AAC will not be a “passive foreign investment company” within the meaning of Section 1297(a) of the Code (a “PFIC”) for the taxable year of the Domestication and will not have been a PFIC for any taxable year prior to the taxable year of the Domestication. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above.

Our opinion is based on the Code, Treasury Regulations, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein and in the Registration Statement, the discussion set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations for Austerlitz Shareholders—U.S. Holders—Effects of the Domestication to U.S. Holders—Qualification of the Domestication as a Reorganization Within the Meaning of Section 368(a)(1)(F)” constitutes our opinion as to the material U.S. federal income tax considerations for U.S. Holders of AUS Class A Shares and Austerlitz Public Warrants with respect to the Domestication.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Domestication under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the District of Columbia Bar and do not express any opinion as to the laws of any jurisdiction other than the federal laws of the United States. This opinion is being delivered prior to the consummation of the Domestication and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the use of our name under the captions “Material U.S. Federal Income Tax Considerations for Austerlitz Shareholders—U.S. Holders—Effects of the Domestication to U.S. Holders— Qualification of the Domestication as a Reorganization Within the Meaning of Section 368(a)(1)(F)” and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP
Weil, Gotshal & Manges LLP